Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

July 12, 2021

Board of Directors of APPMAIL INC. f/k/a Airto, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A (or as amended) of our reports dated April 20, 2021, with respect to the balance sheets of APPMAIL INC. (f/k/a Airto, Inc.) as of December 31, 2020 and 2019 and the related statements of operations, changes in shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group LLC

Aurora, CA

July 12, 2021